As filed with the Securities and Exchange Commission on June 24, 2014

Registration No. 333-195376

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 Amendment No. 1

On Form F-3

To Form F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Embraer S.A. (Exact name ofRegistrant as specified in its charter)	Embraer Overseas Limited (Exact name ofRegistrant as specified in its charter)
Embraer Inc. (Translation of Registrant’s name into English)
Federative Republic of Brazil (State or Other Jurisdiction of Incorporation or Organization)	Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)
3721 (Primary Standard Industrial Classification Code Number)	3721 (Primary Standard Industrial Classification Code Number)
Not Applicable (I.R.S. Employer Identification No.)	Not Applicable (I.R.S. Employer Identification No.)

Av. Brigadeiro Faria Lima, 2170, F-56, térreo, sala 2656
12227-901 – São José dos Campos, SP, Brazil
55-12-3927-1000
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, NY 10001
1-800-767-1553

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Richard S. Aldrich, Jr., Esq.
Skadden, Arps, Slate, Meagher & Flom, LLP
Av. Brig. Faria Lima, 3311
04538-133 São Paulo-SP, Brazil

55-11-3708-1830

Approximate date of commencement of proposed offer to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form F-3 (i) converts the Form F-4 registration statement (333-195376) to a registration statement on Form F-3 and relates to the registration, and delayed offering by the holders thereof, of US$540,518,000 aggregate principal amount of 5.696% Senior Notes due 2023 issued by Embraer Overseas Limited (the “registrant”) and unconditionally guaranteed by Embraer S.A., or the notes.  This amendment No. 1 (i) includes an updated prospectus relating to the offering of the notes by the holders thereof and (ii) refiles certain exhibits to the registration statement.

All filing fees payable in connection with the registration of these securities were previously paid by the registrant in connection with the filing of the Form F-4registration statement (333-195376).

PROSPECTUS

EMBRAER OVERSEAS LIMITED
US$540,518,000 aggregate principal amount of

5.696% Senior Notes due 2023

Unconditionally Guaranteed as to payment of principal and interest by

EMBRAER S.A.

Embraer Overseas Limited, or Embraer Overseas, issued the notes, which are fully, unconditionally and irrevocably guaranteed by Embraer S.A.,or Embraer, in connection with exchange offers completed on September 16, 2013 and September 30, 2013 in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended.Embraer is the parent company ofEmbraer Overseas. This prospectus covers resales from time to time by selling noteholders of any or all of the notes.

The notes bear interest at a rate of 5.696% per annum and began accruing interest from September 16, 2013 or from the most recent interest payment date to which interest has been paid or provided for,based upon a 360-day year consisting of twelve 30-day months. Interest on the notes ispayable semi-annually in arrears on March 16 and September 16 of each year, commencing on September 16, 2014. The notes will mature on September 16, 2023.

The notes and the guarantees constitute unsecured unsubordinated obligations of Embraer Overseas and Embraer, respectively, and rank equal in right of payment with all of the other existing and future unsecured unsubordinated indebtedness of Embraer Overseas and Embraer, respectively.

                We will not receive any proceeds from the sale by holders of the notes. Other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of the notes, we will pay all expenses related to the registration of the notes, and certain other expenses.

                The notes were delivered in book entry form through the facilities of The Depository Trust Company, or DTC, for the accounts of its participants, including Euroclear Bank S.A./N.V., as the operator of the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream Banking, and trade in DTC’s Same Day Funds Settlement System.

Our business and an investment in the notes involvesignificant risks. See “Risk Factors”beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2014

You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different or additional information.  If anyone provides you with different or additional information, you should not rely on it.  You should assume that the information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference.  Our business, financial condition, results of operations, cash flows and prospects may have changed since then.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which itrelates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whomit is unlawful to make such offer or solicitation in such jurisdiction.

In this prospectus, unless otherwise specified, all references to (i) “we,”“us,” and “our”are to Embraer S.A. and its consolidated subsidiaries, including Embraer Overseas, (ii) “Embraer Overseas”are to Embraer Overseas Limited, (iii) “Embraer” are to Embraer S.A., (iv) to “restricted notes” are to the 5.696% Senior Notes due 2023 issued on September 16, 2013 and September 30, 2013 and related guarantees prior to their disposal and registration pursuant to this registration statement, (v) to “unrestricted notes” are to the 5.696% Senior Notes due 2023 issued on September 16, 2013 and September 30, 2013 and related guarantees following their disposal and registration pursuant to this registration statement, (vi) to “notes” are to the restricted notes and unrestricted notes, collectively, (vii) “real,”“reais,” or “R$” are to the legal currency of Brazil, and (viii) “U.S. dollar,”“U.S. dollars” or “US$” are to the legal currency of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act of 1934, as amended, or the Exchange Act.  Accordingly, we are required to file reports and other information with the Securities and Exchange Commission, or SEC.

Embraer Overseas is not required under the Exchange Act to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Embraer Overseas’ financial condition, results of operations and cash flows are consolidated into our financial statements.

i

You may inspect and copy reports and other information to be filed by us at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  You may obtain copies of these materials upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the charges for mailing copies of the documents we have filed.  You may also inspect and copy this material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this registration statement certain information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.All information appearing in this prospectusis qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

This prospectus incorporates by reference the following documents:

•our annual report on Form 20-F for the year ended December 31, 2013 filed on March 20, 2014, to which we refer in this prospectus as our 2013 Form 20-F; and

•our report on Form 6-K furnished on April 30, 2014.

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Exchange Act, and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference(i) after the date of this registration statement and before its effectiveness, to which we refer as our interim Form 6-K, and (ii) until this offering has been terminated.

Upon written or oral request, we will provide to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, at no cost to such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with this prospectus, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such document.  You may make such a request by writing or telephoning us at the following mailing address or telephone number:

Luciano Rodrigues Fróes, Head of Investor Relations
Embraer S.A.
Avenida Brigadeiro Faria Lima, 2170

F-56, térreo, sala 2656
12227-901 São José dos Campos, S.P.
Brazil
Telephone:+(55-12) 3927-4404

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This prospectus, as well as information incorporated by reference in this prospectus, includes forward-looking statements, principally in “Risk Factors” in this prospectus, “Item 3D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” included in our 2013Form 20-F and our interim Form 6-K.  These forward-looking statements include, but are not limited to, statements about the current conditions and future trends in the airline industry and executive jet market, our financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of our management, and other matters.

These forward-looking statements are based largely on our current beliefs and expectations about future events and financial trends affecting our businesses and are subject to risks, uncertainties and assumptions, including, among other things:

•         our ability to generate sufficient cash flow to service all of our current and future indebtedness;

•         general economic, political and business conditions, both in Brazil and in our other markets;

•         changes in competitive conditions and in the general level of demand for our products;

•         management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

•         the effects of customers canceling, modifying and/or rescheduling contractual orders;

•         the effect of changing priorities or reductions in the Brazilian federal government or international government defense budgets on our revenues;

•         continued successful development and marketing of the EMBRAER 170/190 jet family, our line of executive jets (including the Phenom 100, Phenom 300, Lineage 1000, Legacy 450 and Legacy 500) and our defense aircraft;

•         our level of indebtedness;

•         anticipated trends in our industry, including but not limited to the continuation of long-term trends in passenger traffic and revenue yields in the airline industry;

•         our short- and long-term outlook for the 30-120 seat commercial airline market;

•         our expenditure plans;

•         inflation and fluctuations in exchange rates;

•         the impact of volatile fuel prices and the airline industry’s response;

•         our ability to develop and deliver our products on a timely basis;

•         availability of sales financing for our existing and potential customers;

•         existing and future governmental regulation;

•         our relationship with our workforce;

•         other risk factors discussed under the heading “Item 3D – Risk Factors” in our 2013 Form 20-F; and

•         the other factors discussed under “Risk Factors” in this Prospectus.

The words “believe,”“may,”“will,”“forecast,”“estimate,”“continue,”“anticipate,”“intend,”“expect” and similar words are intended to identify forward-looking statements.  We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and in the information incorporated by reference into this prospectus might not occur.

Actual results and performance could differ substantially from those anticipated in forward-looking statements as a result of various factors such as those risks described in this prospectus and in the information incorporated by reference into this prospectus, including our 2013Form 20-F and our interim Form 6-K.  Potential investors should not place undue reliance on these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Additional risks relating to our business, the industries in which we operate or any securities the selling noteholders may offer and sell under this prospectus may be described from time to time in our filings with the SEC. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. You should pay special attention to the “Risk Factors” section of this prospectus  and the documents includedand incorporated by reference herein, including our 2013  Form 20-Fcontaining our audited consolidated financial statements as of  December 31, 2013  and 2012  and for each of the years ended December 31, 2013and2012,  and our interim Form 6-K containing our unaudited consolidated financial statements as of March 31, 2014 and 2013and for the three months ended March 31, 2014 and 2013 incorporated by reference herein. See“Introduction—Presentation of Financial and Other Data” in our 2013  Form 20-F and in our interim Form 6-K.

Embraer Overseas Limited

Embraer Overseas is a Cayman Islands exempted limited liability company and a wholly-owned subsidiary of Embraer S.A., a Brazilian corporation, and was established in September 2006 primarily to act as a finance subsidiary of Embraer. Its registered office is at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its statutory documents and any other documents concerning Embraer Overseas which are referred to in this prospectus  can be inspected at Embraer Overseas’ headquarter at the same address. No financial statements have been produced for Embraer Overseas as of the date of this prospectus  and no financial statements are expected to be prepared for Embraer Overseas in the future.

Embraer S.A.

We are one of the leading manufacturers of commercial aircraft (i.e., regional and mid-capacity jets) in the world, based on 2013 revenue arising from sales of commercial aircraft, and have a global customer base. We focus on achieving customer satisfaction with a range of products and services addressing the commercial airline, executive jet and defense and security markets. Our Commercial Aviation business, including aviation-related services, accounted for 53% of our revenue in 2013. We are the leading supplier of defense aircraft to the Brazilian Air Force, based on number of aircraft sold, and we have sold aircraft to armed forces in Europe, Asia, the United States and Latin America. Our Defense & Security business, including aviation related services, accounted for 19.2% of our revenue in 2013.

We have developed a line of executive jets based on one of our regional jet platforms and launched new executive jets in the entry-level, light, ultra-large and mid-light/mid-size categories: the Phenom 100/300 family, the Lineage 1000 and the Legacy 450/500 family, respectively. Our Executive Jets business, including aviation related services, accounted for 26.4% of our revenue in 2013. Providing high quality customer support is a key element of our customer focus and is critical to our ability to maintain long-term customer relationships. Other related businesses accounted for 1.4% of our revenue in 2013.

For the year ended December 31, 2013 and the three months ended March 31, 2014, we generated revenue of US$6,235 million and US$1,242 million, respectively, of which approximately 78% and 61%, respectively, was U.S. dollar-denominated at March 31, 2014, we had US$2,217.8 million of debt outstanding on a consolidated basis. At March 31, 2014, we had a total firm order backlog of US$19.2 billion, which included 464 firm orders for commercial aircraft.

Company Information

We are a joint stock company duly incorporated under the laws of Brazil with an indefinite term of duration. Originally formed in 1969 by the Brazilian federal government, we were privatized in 1994. In connection with our privatization, we were transformed into a publiclyheld corporation and we are subject to the provisions of Brazilian Corporate Law. Our principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil. Our telephone number is +55-12-3927-1000. Our agent for service of process in the United States is National Registered Agents, Inc., with offices at 875 Avenue of the Americas, Suite 501, New York, New York 10001, telephone number +1-800-767-1553.

We maintain an Internet site at www.embraer.com. Information contained on our Internet site is not a part of, or incorporated by reference in, this prospectus.

Summary Description of the Notes

The following summarized description of the notes is subject to a number of important exceptions and qualifications.  For additional information on the terms of the notes, see “Description of the Notes.”

Issuer	Embraer Overseas Limited.
Guarantor	Embraer S.A.
Notes Offered	US$540,518,000 aggregate principal amount of 5.696% Senior Notes due 2023.
Guarantees

Embraer irrevocably and unconditionally guarantees the full and punctual payment of principal, interest, additional amounts and all other amounts that may become due and payable in respect of the notes.

Maturity Date	September 16, 2023.
Interest Rate

The notes bear interest at a rate of 5.696% per annum and began accruing interest from September 16, 2013 or from the most recent interest payment date to which interest has been paid or provided for, based upon a 360-day year consisting of twelve 30-day months.

If this registration statement on Form F-3 ceases to be effective or the prospectus contained herein ceases to be usable, we may be required to pay additional interest as described under “Description of the Notes—Registration Rights of the Holders of Restricted Notes—Additional Interest.”

Interest Payment Dates	Interest on the notes ispayable semi-annually in arrears on March 16 and September 16 of each year, commencing on September 16, 2014.
Ranking

The notes are senior obligations of Embraer Overseas and are not secured by any collateral. The right to payment under the notes are:

• equal in right of payment to all other existing and future unsecured and unsubordinated debt of Embraer Overseas;

• senior in right of payment to Embraer Overseas’ subordinated debt; and

• effectively subordinated to debt and other liabilities (including trade payables) of Embraer Overseas’ subsidiaries and to secured debt of Embraer Overseas to the extent of such security.

The guarantees are general obligations of Embraer not secured by any collateral. The right to payment under the guarantees are:

• equal in right of payment to all other existing and future unsecured and unsubordinated debt of Embraer;

• senior in right of payment to Embraer’s subordinated debt; and

• effectively subordinated to certain obligations having statutory preference, including claims for salaries, wages, social security, taxes, and court fees, expenses and costs, and to debt and other liabilities (including trade payables) of Embraer’s subsidiaries and to secured debt of Embraer to the extent of such security.

Payment ofAdditional Amounts

Embraer Overseas, in respect of the notes, and Embraer, in respect of the guarantees, are required to pay additional amounts in respect of any payments of interest or principal so that the amount noteholders receive after Brazilian or Cayman Islands withholding tax is equal to the amount that investors would have received if no withholding tax had been applicable, subject to some exceptions.

Tax Redemption

Embraer Overseas may, at its option, redeem the notes, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any, upon the occurrence of specified events relating to the applicable tax law. See “Description of the Notes—Redemption and Repurchase—Optional Tax Redemption.”

Optional Redemption

Embraer Overseas may, at its option, redeem the notes, in whole or in part, by paying the principal amount of the notes being redeemed and a “make-whole” amount (if applicable), plus, accrued interest. See “Description of the Notes—Redemption and Repurchase—Optional Redemption With Make-Whole Amount.”

Covenants

The indenture governing the notes, dated as of September 16, 2013, among Embraer Overseas, as issuer, Embraer, as guarantor, and The Bank of New York Mellon, as trustee (which term includes any successor as trustee under the indenture), registrar, transfer agent and principal paying agent, as supplemented by a supplemental indenture to be executed on or prior to June 27, 2014, which we refer to as the indenture, contain restrictive covenants that, among other things and subject to certain exceptions,

(1) limit Embraer’s ability to:

• incur liens; and

• consolidate, merge or transfer assets; and

(2) limit the ability of Embraer Overseas to:

• incur liens;

• consolidate, merge or transfer assets; and

• engage in certain activities and transactions.

Further Issuances

Embraer Overseas reserves the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of thenotes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Form and Denomination; Settlement

The notes were issued in the form of global notes in fully registered form without interest coupons. The restricted notes are represented by restricted global certificates bearing transfer restriction legends while the unrestricted notes will be represented by unrestricted global certificates. The global notes will be exchanged or transferred, as the case may be, for definitive certificate notes in fully registered form without interest coupons only in limited circumstances. The Notes will be issued in registered form in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. See “Description of the Notes—General.”

The notes were delivered in book entry form through the facilities of The Depository Trust Company, or DTC, for the accounts of its participants, including Euroclear Bank S.A./N.V., as the operator of the Euroclear System, or Euroclear, and Clearstream Banking, Société anonyme, or Clearstream Banking, and trade in DTC’s Same Day Funds Settlement System.

Use of Proceeds	Neither Embraer Overseas nor Embraer will receive any proceeds from the sale of the notes by any selling noteholder under the prospectus.
Registration Rights

On September 16, 2013, Embraer Overseas and Embraer entered into the registration rights agreement with Citigroup Global Markets Inc., Deutsche Bank Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated,as representatives of the initial purchasers of the restricted notes, or the dealer managers, pursuant to which Embraer Overseas and Embraer agreed, if and when a shelf registration statement was required, to use their reasonable best efforts to (i) cause to be filed a shelf registration statement providing for the sale of all the notes by the holders thereof and to have such shelf registration statement become effective, and (ii) to keep the shelf registration statement continuously effective until the earlier of the following has occurred: (a) when the restricted notes have been disposed of pursuant to the registration statement; or (b) when the restricted notes cease to be outstanding.

This registration statement on Form F-3 has been filed by Embraer Overseas and Embraer to comply with their obligations described in the paragraph above.

Application may be made to list the notes on the New York Stock Exchange, or NYSE, if requested by a majority of the holders of restricted notes pursuant to the terms of the registration rights agreement. We cannot assure you, however, that such holders will make this request in the future or that our application would be accepted. Currently, there is no public market for the notes.

See "Description of Notes—Registration Rights of the Holders of Restricted Notes."

Governing Law	The indenture, the notes and the guarantees are governed by the laws of the State of New York.
Risk Factors

You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 6 of this prospectus and all the other information provided to you in this prospectus in deciding whether to invest in the notes.

Trustee, Registrar and Transfer Agent	The Bank of New York Mellon.
Principal Paying Agent	The Bank of New York Mellon.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Embraer is set forth below for each year in the five-year period ended December 31, 2013 and for the three months ended March 31, 2014.

For purposes of computing the ratio of earnings to fixed charges, earnings are defined as income before taxes plus fixed charges and amortization of capitalized interest minus capitalized interest and preferred stock dividend requirements, if any.  Fixed charges consist of interest (capitalized and expensed), amortization of deferred debt issuance costs, and that portion of rental expense that is representative of the interest factor and preferred stock dividend requirements of majority-owned subsidiaries.

		Year Ended December 31,
	Three Months Ended March 31, 2014	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	3.98	5.49	6.19	3.38	5.36	3.68

RISK FACTORS

You should consider carefully the risks and uncertainties described below in addition to all the other information included or incorporated by reference into this prospectus, including under the heading “Item 3D. Risk Factors” in our 2013Form 20-F, before deciding to invest in the notes.  Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of the risks and uncertainties described herein or therein.  Additional risks not presently known to us or that we currently deem immaterial may also impair our financial condition and business operations.

Risks Relating to the Notes

We may not be able to generate sufficient cash to service all of our current or future indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive market conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable, or the lenders under our credit facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings.

The indenture does not contain financial covenants restricting the incurrence of future indebtedness by us or our subsidiaries.

Neither we nor any of our subsidiaries are restricted from incurring additional debt under the indenture. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

Embraer Overseas has no revenue-generating operations of its own, so that holders of the notes must depend on Embraer to provide Embraer Overseas with sufficient funds to make payments on the notes when due.

Embraer Overseas is a direct wholly-owned subsidiary of Embraer and was incorporated in the Cayman Islands as a company with limited liability on September 22, 2006. Embraer Overseas was established primarily to act as a finance subsidiary of Embraer. Accordingly, the ability of Embraer Overseas to pay principal, interest and other amounts due on the notes will depend upon Embraer’s financial condition and results of operations. In the event of an adverse change in Embraer’s financial condition or results of operations, Embraer Overseas may not have sufficient funds to repay all amounts due on or with respect to the notes.

Developments in other emerging markets may adversely affect the market value of the notes.

The market price of the notes may be adversely affected by declines in the international financial markets and world economic conditions. Brazilian securities markets are, to varying degrees, influenced by economic and market conditions in other emerging market countries, especially those in Latin America. Although economic conditions are different in each country, investors’ reaction to developments in one country may affect the securities markets and the securities of issuers in other countries, including Brazil. We cannot assure you that the market for Brazilian securities will not continue to be affected negatively by events elsewhere, particularly in emerging markets, or that such developments will not have a negative impact on the market value of the notes.

Payments on the notes and the guarantees are junior to any secured debt obligations of Embraer Overseas and Embraer, as the case may be, and effectively junior to debt obligations of our subsidiaries.

The notes and the guarantees constitute unsecured unsubordinated obligations of Embraer and Embraer Overseas and will rank equal in right of payment with all of the other existing and future unsecured unsubordinated indebtedness of Embraer and Embraer Overseas. Although the holders of the notes have a direct, but unsecured claim on the assets and property of Embraer and Embraer Overseas, payment on the notes are subordinated to secured debt of Embraer Overseas to the extent of the assets and property securing such debt. In addition, under Brazilian law, our obligations under the guarantees are subordinated to certain statutory preferences, including claims for wages, secured obligations, social security, taxes, court fees, expenses and costs, as well as to other statutory claims specific to the aircraft industry. In the event of the liquidation of Embraer or Embraer Overseas, such statutory preferences will have preference over any other claims, including claims by any holder of the notes.

At March 31, 2014, on a consolidated basis, we had US$2,217.8 million of debt outstanding, of which, US$297.3 million was secured debt and US$1,045.8 million was debt of our subsidiaries. Of this total debt outstanding, US$1,461.0 million was denominated in US dollars.

In addition, at March 31, 2014, we had off-balance sheet exposure of US$608.0 million relating to financial and residual value guarantees, which are secured by expected proceeds from performance guarantees and sale of underlying assets that at March 31, 2014 totaled US$870.0 million. This amount represents the aggregate result of various transactions and, on a case-by-case basis, we may face shortfalls from time to time.

Any right of the holders of the notes to participate in the assets of our subsidiaries upon any liquidation or reorganization will be subject to the prior claims of the creditors of our subsidiaries. The indenture includes a limitation on our ability, in the future, to create liens, although such limitation is subject to certain significant exceptions. The indenture does not restrict our subsidiaries, other than Embraer Overseas, from creating liens.

We conduct a portion of our business operations through our subsidiaries. In servicing payments to be made on the notes, we will rely, in part, on cash flows from these subsidiaries, which consist mainly of dividend payments.

The ability of these subsidiaries to make dividend payments to us will be affected by, among other factors, the obligations of these entities to their creditors, requirements of Brazilian corporate and other law and restrictions contained in agreements entered into by, or relating to, these entities.

The foreign exchange policy of Brazil may affect our ability to make money remittances outside Brazil in respect of the notes.

Under Brazilian regulations, Brazilian companies are not required to obtain authorization from the Central Bank of Brazil, or the Central Bank, in order to make payments in U.S. dollars outside Brazil under the notes in favor of foreign persons, such as the holders of the notes. We cannot assure you that these regulations will continue to be in force at the time we are required to perform our payment obligations under the notes. If these regulations or their interpretation are modified and an authorization from the Central Bank is required, Embraer may need to seek an authorization from the Central Bank to transfer the amounts under the notes out of Brazil or, alternatively, make such payments with funds held by us outside Brazil. We cannot assure you that such an authorization will be obtained or that such funds will be available.

Restrictions on the movement of currency out of Brazil may impair the ability of holders of the notes to receive interest and other payments on the notes.

The Brazilian government may impose temporary restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds of their investments in Brazil. Brazilian law permits the government to impose these restrictions whenever there is a material imbalance in Brazil’s balance of payments or there are reasons to foresee a serious imbalance. The Brazilian government imposed remittance restrictions for approximately six months in 1990. Similar restrictions, if imposed in the future, would impair or prevent the conversion of interest or principal payments on the notes by Embraer from reais  into U.S. dollars and the remittance of U.S. dollars abroad to holders of the notes. The Brazilian government may take similar measures in the future.

We cannot assure you that an active public trading market for the notes will develop.

There is no established public trading market for the notes. We cannot provide you with any assurances regarding the future development of a market for the notes, the ability of holders of the notes to sell their notes, or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the price paid by investors for the notes, depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments in and affecting Brazil and the market for similar securities. We cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

•              the number of holders of notes;

•              our operating performance and financial condition;

•              the market for similar securities;

•              whether the notes, if requested by the majority of the holders of restricted notes pursuant to the registration rights agreement, will be listed on the NYSE;and

•              prevailing interest rates.

Historically, the market for debt securities similar to the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

Judgments of Brazilian courts enforcing our obligations under the notes would be payable only in reais.

If proceedings were brought in the courts of Brazil seeking to enforce our obligations under the notes, in particular the guarantees provided by Embraer, we would not be required to discharge such obligations in a currency other than reais. Any judgment obtained against us in Brazilian courts in respect of any payment obligations under the notes and their guarantees will be expressed in reais  equivalent to the U.S. dollar amount at the exchange rate published by the Central Bank on the date on which such judgment is rendered. We cannot assure you that this exchange rate will afford you full compensation of the amount invested in the notes.

Changes in our credit ratings may adversely affect the value of the notes.

The notes have been BBB by Standard & Poors and Baa3 by Moodys.  Such ratings are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We would be required to pay amounts only in reais  in case of bankruptcy.

Any judgment obtained against us in the courts of Brazil in respect of any of our payment obligations under the notes by reason of acceleration of the notes upon our bankruptcy will be expressed in the reais  equivalent of the U.S. dollar amount of such sum at the exchange rate on the date at which a judicial decision declaring our bankruptcy is rendered. Accordingly, in case of bankruptcy, all credits held against us denominated in foreign currency will be converted into reais at the prevailing exchange rate on the date of declaration of bankruptcy by the judge. In this case, authorization by the Central Bank may be required for the conversion of such real-denominated amount into foreign currency and for its remittance abroad.

USE OF PROCEEDS

Neither Embraer Overseas nor Embraer will receive any proceeds from the sale of the notes by any selling noteholder under the prospectus.

SELLING NOTEHOLDERS

The selling noteholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby) pursuant to the procedures described under “Description of the Notes - Registration Rights of the Holders of Restricted Notes.” Information regarding the selling noteholders and the aggregate amount of the notes being offered by the selling noteholders will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus.

EXCHANGE RATES

Prior to March 4, 2005, there were two principal legal foreign exchange markets in Brazil:

•         the commercial rate exchange market, and

•         the floating rate exchange market.

Most trade and financial foreign exchange transactions were carried out on the commercial rate exchange market. These included the purchase or sale of shares or payment of dividends or interest with respect to shares. Foreign currencies could be purchased only in the commercial exchange market through a Brazilian bank authorized to buy and sell currency in these markets. In both markets, rates were freely negotiated.

Resolution No. 3,265 by the Conselho Monetário Nacional (National Monetary Council), or CMN, dated March 4, 2005, consolidated the foreign exchange markets into one single foreign exchange market, effective as of March 14, 2005. All foreign exchange transactions are now carried out through institutions authorized to operate in the consolidated market and are subject to registration with the electronic registration system of the Central Bank of Brazil, or Central Bank. Foreign exchange rates continue to be freely negotiated, but may be influenced by Central Bank intervention.

Since 1999, the Central Bank has allowed the real/U.S. dollar exchange rate to float freely, and during that period, the real/U.S. dollar exchange rate has fluctuated considerably. In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian federal government will continue to let the real  float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real  may depreciate or appreciate against the U.S. dollar substantially in the future.

The following table sets forth the selling exchange rate, expressed in reais  per U.S. dollar, for the periods indicated:

	Exchange Rate of Reais to US$1.00
Year ended December 31,	Low	High	Average(1)	Period-end
2009	1.7024	2.4218	1.9957	1.7412
2010	1.6554	1.8811	1.7601	1.6662
2011	1.5345	1.9016	1.6709	1.8758
2012	1.7024	2.1121	1.9588	2.0435
2013	1.9528	2.4457	2.1741	2.3426

	Exchange Rate of Reais to US$1.00
Month/period ended	Low	High	Average(2)	Period-end
October 31, 2013	2.1611	2.2123	2.1886	2.2026
November 30, 2013	2.2426	2.3362	2.2954	2.3249
December 31, 2013	2.3102	2.3817	2.3455	2.3426
January 31, 2014	2.3335	2.4397	2.3822	2.4263
February 28, 2014	2.3334	2.4238	2.3837	2.3334
March31, 2014	2.2603	2.3649	2.3298	2.2603
April31, 2014	2.1974	2.2811	2.2328	2.2360
May 31, 2014	2.2101	2.2405	2.2209	2.2390
June (through June 20), 2014	2.2296	2.2802	2.2467	2.2380

Source: Central Bank.

(1)     Represents the average of the exchange rates on the last day of each month during the relevant periods.

(2)     Represents the average of the exchange rates during the relevant periods.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of March 31, 2014 on an actual basis derived from our unaudited consolidated financial statements.

This table should be read together with our unaudited consolidated financial statements and the related notes and “Operating and Financial Review and Prospectus” in our 2013 Form 20-F and our interim Form 6-K, each incorporated herein by reference.

Actual as of March, 2014
U.S.$ (millions)
Borrowings (long-term and short-term)	2,217.8
Equity
Share Capital	1,438.0
Treasury shares	(78.7)
Revenue reserves	2,205.6
Share-based remuneration	27.8
Accumulated other comprehensive loss	(33.8)
Retained earnings	80.8
Non-controlling interest	98.9
Total equity	3,738.6
Total capitalization	5,956.4

DESCRIPTION OF THE  NOTES

Embraer Overseas issued the notes under an indenture dated as of September 16, 2013, among Embraer Overseas, as issuer, Embraer, as guarantor, and The Bank of New York Mellon, as trustee (which term includes any successor as trustee under the indenture), registrar, transfer agent and principal paying agent, as supplemented by a supplemental indenture to be executed on or prior to June 27, 2014, filed substantially in the form of Exhibit 4.2 to the registration statement in which this prospectus is a part of. Embraer Overseas and Embraer have also entered into a registration rights agreement pursuant to which they have agreed to, for the benefit of the holders of the notes, file a shelf registration statement with the SEC covering resale of the notesunder specific circumstances and at specific times.

 A copy of the indenture, including the form of the notes and the related guarantee, is available for inspection during normal business hours at the offices of the trustee and any of the other paying agents and is filed as an exhibit to the registration statement that includes this prospectus.  A copy of the registration rights agreement is also filed as an exhibit to the registration statement.The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to, and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and provisions of the registration rights agreement, including the definitions of certain terms used in the registration rights agreement. Wherever particular provisions or defined terms of the indenture or registration rights agreement are referred to, those provisions or defined terms are incorporated in this prospectus by reference.

We urge noteholders to read the indenture and the registration rights agreement because the indenture and the registration rights agreement together, and not this description, define their rights as holders of the notes.

General

The notes:

•         are senior unsecured unsubordinated obligations of Embraer Overseas;

•         mature at 100% of their principal amount on September 16, 2023;

•         were issued in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof;

•         are represented by one or more registered notes in global form and may be exchanged for notes in certificated form only in limited circumstances; and

•         are unconditionally guaranteed on a senior unsecured basis by Embraer.

Interest on the notes:

•         bear a rate per annum equal to 5.696%;

•         accrued from their respective issuances dates;

•         are payable in cash semi-annually in arrears on March 16 and September 16 of each year commencing on March 16, 2014;

•         are payable to the holders of record on the March 1 and September 1 immediately preceding the related interest payment dates; and

•         are computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, and interest (including additional interest, if any) and any additional amounts on, the notesare payable at the office of the trustee and at the offices of the paying agents, and the transfer of the notesare registrable at the office of the trustee, registrar and transfer agent.

If this registration statement on Form F-3 ceases to be effective or the prospectus contained herein ceases to be usable, we may be required to pay additional interest as described under "—Registration Rights of the Holders of Restricted Notes—Additional Interest."

Embraer Guarantees

Embraer unconditionally guarantees Embraer Overseas’s payment obligations under the notes and the indenture. The guarantees constitutes the direct, senior unsecured obligation of Embraer.

Ranking

The notes constitutes direct senior unsecured obligations of Embraer Overseas. The notes rank at least pari passu in priority of payment with all other existing and future senior unsecured indebtedness of Embraer Overseas.

At March 31, 2014, Embraer Overseas had US$883.0 million of debt outstanding, which is the aggregate principal amount outstanding of the 6.375% Notes due 2017, the 6.375% Notes due 2020 and the 5.696% Notes due 2023.

The obligations of Embraer under the guarantees rank:

•         equal in right of payment to all other existing and future senior, unsecured debt of Embraer, subject to certain statutory preferences under applicable law, including labor and tax claims;

•         senior in right of payment to Embraer’s subordinated debt; and

•         effectively subordinated to debt and other liabilities (including subordinated debt and trade payables) of Embraer’s subsidiaries, to secured debt of Embraer to the extent of such security, and to certain obligations having statutory preference, including claims for salaries, wages, social security, taxes, and court fees, expenses and costs. See “Risk Factors—Risks Relating to the Notes—Payments on the notes and the guarantee will be junior to any secured debt obligations of Embraer Overseas and Embraer, as the case may be, and effectively junior to debt obligations of Embraer’s subsidiaries.”

At March 31, 2014, on a consolidated basis, we had US$2,217.8 million of debt outstanding, of which, US$297.3 million was secured debt and US$1,045.8 million was debt of our subsidiaries. Of this total debt outstanding, US$1,461.0 million was denominated in US dollars. In addition, at March 31, 2014, we had off-balance sheet exposure of US$608.4 million relating to financial and residual value guarantees and sales of underlying assets that at March 31, 2014, totaled US$870.0 million.

Certain of Embraer’s operations are, and in the future may be, conducted through its subsidiaries, which subsidiaries may issue debt without any limitation or restrictions.

Redemption and Repurchase

The notesare not be redeemable prior to maturity, except as described below.

Optional Tax Redemption

Embraer Overseas have the option to redeem, in whole but not in part, the notes, upon giving not less than 30 nor more than 60 days’ notice to the holders, at 100% of the principal amount thereof, plus accrued interest and any additional amounts payable with respect thereto where as a result of a change in or amendment occurring after the date of this prospectus to the laws of the Cayman Islands or Brazil or any political subdivision or taxing authority thereof or therein (or rules and regulations thereunder or the official interpretation, administration or application thereof), we would be required to pay additional amounts in excess of those attributable to Cayman Islands or Brazilian withholding tax on the basis of a statutory rate of 15%. No such notice of redemption will be given earlier than 60 days prior to the earliest date on which Embraer Overseas or Embraer, as the case may be, would be obligated to pay such additional amounts if a payment in respect of such notes were then due. Prior to the publication or mailing of any notice of redemption of the notes as described above, Embraer Overseas must deliver to the trustee an officers’ certificate to the effect that the obligations of Embraer Overseas or Embraer, as the case may be, to pay additional amounts cannot be avoided by Embraer Overseas or Embraer taking reasonable measures available to it. Embraer Overseas will also deliver an opinion of an independent external legal counsel of recognized standing stating that Embraer Overseas or Embraer, as the case may be, would be obligated to pay additional amounts due to the changes in tax laws or regulations. The trustee will accept this certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth above, in which event it will be conclusive and binding on the holders.

Optional Redemption With Make-Whole Amount

The notesare redeemable, at the option of Embraer Overseas, in whole or in part, upon giving not less than 30 nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case accrued interest (including additional interest, if any), and any additional amounts, on the principal amount of the notes to the date of redemption.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Embraer Overseas.

“Comparable Treasury Price” means, with respect to any redemption date (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. or their affiliates which are primary United States government securities dealers and no less than two other leading primary United States government securities dealers in New York City reasonably designated by Embraer Overseas; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “primary treasury dealer”), Embraer Overseas will substitute therefor another primary treasury dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer, and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Open Market Purchases

Embraer Overseas, Embraer or their affiliates may at any time purchase the notes in the open market or otherwise at any price. Any such purchased notes may be cancelled or resold but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Payment of Additional Amounts

The indenture provides that all payments in respect of the notesare made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands or a successor jurisdiction or any authority therein or thereof having power to tax unless Embraer Overseas or Embraer, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Embraer Overseas or Embraer, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the notes after such withholding or deduction shall equal the respective amounts of principal of, or premium, if any, or interest which would have been receivable in respect of the notes in the absence of such withholding or deduction. Notwithstanding the foregoing, neither Embraer nor Embraer Overseas will have to pay additional amounts:

•         to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such note by reason of his having some connection with Brazil or the Cayman Islands other than the mere holding of the note and the receipt of payments with respect to the note;

•         in respect of notes surrendered (if surrender is required) more than 30 days after the Relevant Date (as defined below) except to the extent that the holder of such note would have been entitled to such additional amounts on surrender of such note for payment on the last day of such period of 30 days;

•         where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, such directive;

•         to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such holder, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and Embraer Overseas or Embraer, as applicable, has given the holders at least 30 days’ notice that holders will be required to provide such certification, identification or other requirement;

•         in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

•         in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of, or premium, if any, or interest on the note or by direct payment by Embraer Overseas or Embraer in respect of claims made against Embraer Overseas or Embraer; or

•         in respect of any combination of the above.

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount is so received by the trustee. The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Embraer Overseas nor Embraer shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that additional amounts actually paid with respect to the notes described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such notes, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to Embraer Overseas or Embraer, as the case may be.

Any reference in this prospectus, the indenture or the notes to principal, interest or any other amount payable in respect of the notes or the guarantee by Embraer Overseas or Embraer, as applicable, will be deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection.

Payments

Embraer Overseas and Embraer (as guarantor) must make all payments on the notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts.

Embraer Overseas must make payments of principal upon surrender of the relevant notes at the specified office of the trustee or any of the paying agents. Payments of principal and interest in respect of each note are made by the trustee and the paying agents by U.S. dollar check drawn on a bank in New York City and mailed to the holder of such note at its registered address. Upon application by the holder to the specified office of the trustee not less than 10 business days before the due date for any payment in respect of a note, such payment may be made by transfer to a U.S. dollar account maintained by the holder with a bank in New York City.

All payments by Embraer Overseas or Embraer in respect of the notes or the related guarantees, as the case may be, including, without limitation, additional interest, if any, are required to be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or other governmental charges of a similar nature (and any fines, penalties or interest related thereto) imposed or levied by or on behalf of Brazil or the Cayman Islands or any political subdivision or authority of or in Brazil or the Cayman Islands having power to tax, unless such withholding or deduction is required by law, except under certain specified circumstances contained in the indenture. See “—Payment of Additional Amounts.” No commissions or expenses are charged to the holders in respect of such payments.

Subject to applicable law, the trustee and the paying agents will pay to Embraer Overseas or Embraer, as applicable, upon request any monies held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, holders entitled to such monies must look to Embraer Overseas and Embraer for payment as general creditors. After the return of such monies by the trustee or the paying agents to Embraer Overseas or Embraer, as applicable, neither the trustee nor the paying agents shall be liable to the holders in respect of such monies.

Street name and other indirect holders must consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee are required to send notices only to direct holders, using their addresses as listed in the trustee’s records. In addition, as long as the notes are listed on a securities exchange, we will provide notice to the holders in accordance with the applicable rules of such exchange.

Defeasance and Discharge

Embraer Overseas and Embraer will be legally released from any payment and other obligations on the notes, except for various obligations described below (called “full defeasance”), provided that Embraer Overseas or Embraer, in addition to other actions, puts in place the following arrangements for noteholders to be repaid:

•         Embraer Overseas or Embraer must irrevocably deposit in trust for the benefit of all direct holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a firm of nationally recognized independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the notes on their various due dates.

•         Embraer Overseas or Embraer must deliver to the trustee a legal opinion of outside counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under the current U.S. federal income tax law Embraer Overseas or Embraer, as the case may be, may make the above deposit without causing you to be taxed on the notes any differently than if Embraer Overseas or Embraer did not make the deposit and instead repaid the notes itself.

If Embraer Overseas or Embraer ever did accomplish full defeasance as described above, noteholders would have to rely solely on the trust deposit for repayment on the notes. Noteholders could not look to Embraer Overseas or Embraer for repayment in the unlikely event of any shortfall. However, even if Embraer Overseas or Embraer takes these actions, a number of our obligations relating to the notes will remain. These include the following obligations:

•         to register the transfer and exchange of notes;

•         to replace mutilated, destroyed, lost or stolen notes;

•         to maintain paying agencies; and

•         to hold money for payment in trust.

Covenant Defeasance

Embraer Overseas or Embraer can make the same type of deposit described above and be released from all or some of the restrictive covenants, if any, that apply to the notes. This is called “covenant defeasance.” In that event, noteholders would lose the protection of those restrictive covenants but would gain the protection of having money and notes set aside in trust to repay the notes. In order to achieve covenant defeasance, Embraer Overseas or Embraer would be required to take all of the steps described above under “—Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in U.S. federal income tax laws or a ruling from the U.S. Internal Revenue Service.

If Embraer Overseas or Embraer were to accomplish covenant defeasance, the events of default relating to breach of the defeased covenants, described below under “—Events of Default—What Is An Event of Default?” would no longer apply.

If Embraer Overseas or Embraer accomplishes covenant defeasance, noteholders would still be able to look to Embraer Overseas and to Embraer for repayment of the notes if there were a shortfall in the trust deposit. If any event of default occurs and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, noteholders may not be able to obtain payment of the shortfall.

Covenants

Mergers and Similar Transactions

Embraer Overseas and Embraer agreed that they will not, without the consent of the holders of a majority in aggregate principal amount of the notes outstanding under the indenture, consolidate with or merge into any other corporation or convey or transfer all or substantially all of their properties or assets to any other person, unless:

•         the person formed by such consolidation or into which Embraer Overseas or Embraer is merged or the person which acquires by conveyance or transfer all or substantially all of the properties or assets of Embraer Overseas or Embraer, which we refer to as the “successor person,” will expressly assume via a supplemental indenture the due and punctual payment of the principal of and interest on all the notes issued under the indenture and all other obligations of Embraer Overseas or Embraer under the indenture and the notes and, in case such consolidation, merger, conveyance or transfer involves Embraer Overseas, Embraer will expressly reaffirm its obligations under the indenture and the notes;

•         immediately after giving effect to such transaction, no event of default with respect to any note issued under the indenture will have occurred and be continuing;

•         Embraer Overseas and Embraer have delivered to the trustee under the indenture a certificate signed by two executive officers of Embraer and two directors of Embraer Overseas stating that such consolidation, merger, conveyance or transfer and supplemental indenture complies with this section and that all conditions precedent provided in the indenture, which relate to such transaction, have been complied with and an opinion of independent external counsel of recognized standing stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all conditions provided, which relate to the transaction, have been complied with;

•         the successor person will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, the Cayman Islands or a successor jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the notes, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the notes after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the notes in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “—Payment of Additional Amounts,” in relation to the successor jurisdiction; and

•         in the case of consolidation or merger of Embraer Overseas or conveyance or transfer of all or substantially all of Embraer Overseas’ properties or assets, such transaction is permitted under “—Limitations on Embraer Overseas.”

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor person will succeed to, and be substituted for, and may exercise every right and power of, Embraer Overseas or Embraer under the notes with the same effect as if the successor person had been named as the Issuer or guarantor, as applicable, of the notes issued under the indenture. If a successor person is organized in or considered to be resident in a jurisdiction other than Brazil or the Cayman Islands, such jurisdiction will be referred to as a “successor jurisdiction.” No successor person will have the right to redeem the notes unless Embraer Overseas or Embraer, as applicable, would have been entitled to redeem the notes in similar circumstances.

If the conditions described above are satisfied, neither Embraer nor Embraer Overseas will need to obtain the consent of the holders in order to merge or consolidate or convey or transfer all or substantially all of its properties or assets to any other person. Also, Embraer Overseas and Embraer will not need to satisfy these conditions if Embraer Overseas or Embraer enters into other types of transactions, including the following:

•         any transaction in which either Embraer Overseas or Embraer acquires the shares or assets of another person;

•         any transaction that involves a change of control of Embraer Overseas or Embraer, but in which neither Embraer nor Embraer Overseas merges or consolidates; and

•         any transaction in which Embraer Overseas or Embraer sells or otherwise disposes of less than substantially all of its properties or assets.

Limitation on Liens

Embraer agreed that for so long as any notes remain outstanding, Embraer Overseas or Embraer will not create, incur, issue or assume any Indebtedness (as defined under “—Certain Defined Terms” below) secured by any mortgage, pledge, lien, hypothecation, security interest or other encumbrance (each a “Lien”), except for Permitted Liens (as defined below), without securing the outstanding notes equally and ratably therewith or prior thereto.

For purposes of this covenant, “Permitted Liens” means any Lien:

(a)     granted upon or with regard to any property acquired after the date of the indenture by Embraer to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such property or the Indebtedness incurred solely for the purpose of financing the acquisition of such property;

(b)     in existence on the date of the indenture and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the indenture;

(c)     arising in the ordinary course of business of Embraer in connection with the financing of any aircraft owned by Embraer that is leased to another person; provided, however, that such Lien is limited to such aircraft;

(d)     arising by operation of law, such as tax, merchants’, maritime or other similar Liens arising in the ordinary course of business of Embraer or Embraer Overseas;

(e)     arising in the ordinary course of business in connection with the financing of export, import or other trade transactions of Embraer or Embraer Overseas;

(f)      granted upon or with regard to any present or future asset or property of Embraer related in respect of Indebtedness of Embraer which is owed to (1) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A. (“BNDESPAR”), Financiadora de Estudos e Projetos (“FINEP”) and Agência Especial de Financiamento Industrial (“FINAME”), (2) any international official export-import bank or official export-import credit insurer, or (3) the International Finance Corporation or any international multilateral or government-sponsored agency;

(g)     existing with respect to any assets of a person at the time such person is merged or consolidated with or into Embraer or Embraer Overseas (and such Lien is not incurred in anticipation of such transaction), provided that such Lien is not extended to any asset of Embraer or Embraer Overseas other than the assets of such person affected thereby prior to giving effect to such merger or consolidation, (2) existing on any assets at the time of the acquisition thereof (and not incurred in anticipation of such transaction), and (3) to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancing, refunding or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to above, provided that such liens do not extend to any other property;

(h)     created pursuant to any order of attachment or similar legal process arising in connection with court proceedings which are being contested by Embraer or Embraer Overseas or in good faith and by appropriate proceedings;

(i)       on any property or assets in connection with Indebtedness related to any regulated program for industrial or defense development related to the activities performed by Embraer imposed or entered into as a result of the regulations or requirements of an applicable governmental authority; provided, however, that such lien is limited to such property or assets associated with such regulated program;

(j)      existing on any asset prior to the acquisition thereof by Embraer and/or Embraer Overseas and not created in contemplation of such acquisition;

(k)     created over funds reserved for the payment of principal, interest and premium, if any, due in respect of notes issued by Embraer or Embraer Overseas under the indenture;

(l)       arising from Capitalized Lease Obligations entered into by Embraer in the ordinary course of business; or

(m)   granted after the date of the indenture upon or in respect of any asset of Embraer other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of Embraer’s stockholders’ equity (calculated on the basis of Embraer’s latest quarterly unaudited or annual audited consolidated financial statements, whichever is the most recently prepared in accordance with IFRS and currency exchange rates prevailing on the last day of the period covered by such financial statements).

Limitations on Embraer Overseas

The indenture limits and restricts Embraer Overseas from taking the following actions or engaging in the following activities or transactions:

(1)     engaging in any business or entering into, or being a party to, any transaction or agreement except for:

(a)     the issuance, sale and redemption of notes and other Indebtedness (including syndicated loans) and any activities incidentally related thereto;

(b)     the incurrence of Indebtedness to make inter-company loans to Embraer and its Subsidiaries to finance the acquisition of supply materials by Embraer and its Subsidiaries, and activities reasonably related thereto;

(c)     any cash management measures and short-term investments;

(d)     the entering into Hedging Agreements relating to the notes or other Indebtedness;

(e)     any transaction in the ordinary course of business of Embraer Overseas; and

(f)      any other transaction required by applicable law;

(2)     entering into any consolidation, merger, amalgamation, joint venture, or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables, except, in each case, with or to Embraer or a Subsidiary and which is otherwise permitted under “—Limitation on Consolidation, Merger or Transfer of Assets” above; provided, however, if Embraer Overseas enters into such a transaction with a Subsidiary, and it results in the successor person becoming organized in or considered to be resident in a jurisdiction other than the Cayman Islands, then such transaction will only be permitted if such transaction will not result in the payment of additional amounts as described under “— Additional Amounts” (as provided by the provisions of the fourth bullet under “—Limitation on Consolidation, Merger or Transfer of Assets”) in connection with the next payment in respect of the notes;

(3)     entering into any transaction which would cause it to be deemed an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended; and

(4)     creating any Lien in favor of any person other than (a) any Lien incurred in connection with the entering into any Hedging Agreement permitted under clause (1)(d) above or (b) any “Permitted Lien” as defined under “—Limitation on Liens.”

Events of Default

The indenture provides that noteholders will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection.

What Is an Event of Default?

The indenture provides that the term “Event of Default” with respect to the notes means any of the following:

•         failure to pay any interest (or additional amounts, if any) on any of the notes on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the notes on the date when due;

•         Embraer Overseas or Embraer fails to duly perform or observe any other covenant or agreement in respect of the notes and such failure continues for a period of 60 days after Embraer Overseas or Embraer, as applicable, receives a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of notes;

•         the maturity of any Indebtedness of Embraer Overseas, Embraer or any Subsidiary in a total aggregate principal amount of US$50 million (or the equivalent in other currencies) or more is accelerated in accordance with the terms of such Indebtedness, or the failure by Embraer Overseas, Embraer or any Subsidiary to make payment at maturity of such Indebtedness (after giving effect to any grace period provided in the terms of such Indebtedness);

•         one or more final judgments or decrees for the payment of money in excess of US$50 million (or the equivalent in other currencies) in the aggregate are rendered against Embraer, Embraer Overseas or any Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (i) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 60 days following commencement of such enforcement proceedings or (ii) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

•         Embraer Overseas, Embraer or a Significant Subsidiary: (i) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy proceedings or have itself adjudicated as bankrupt; (ii) applies for or Consents to the entry of an order for relief against it in an involuntary case; (iii) applies for or Consents to the appointment of a custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors; (v) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors; or (vi) files for a reorganization of its debts (judicial or extrajudicial recovery);

•         a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (i) is for relief against Embraer Overseas, Embraer or any Significant Subsidiary in an involuntary case; (ii) appoints a custodian of Embraer Overseas, Embraer or any Significant Subsidiary or for any substantial part of the property of Embraer Overseas, Embraer or any Significant Subsidiary; (iii) orders the winding up or liquidation of Embraer Overseas, Embraer or any Significant Subsidiary; (iv) adjudicates Embraer Overseas, Embraer or any Significant Subsidiary as bankrupt or insolvent; (v) ratifies an accord or composition in bankruptcy between Embraer Overseas, Embraer or any Significant Subsidiary and the respective creditors thereof; or (vi) grants a judicial or extrajudicial recovery to Embraer Overseas, Embraer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

•         a final judgment or judgments (not subject to appeal) determines the guarantees of such notes to be unenforceable or invalid, such guarantees cease for any reason to be valid and binding or enforceable against Embraer, or any person acting on its behalf denies or disaffirms its obligations under such guarantees; or

•         an Illegality Event shall have occurred and be continuing.

Remedies upon an Event of Default

The Trustee shall not be deemed to have notice of any Default or Event of Default (other than a payment default) unless written notice of any event which is in fact such a Default or Event of Default is received by a responsible officer of the Trustee at the corporate trust office of the Trustee and such notice references the notes and the indenture.

Except as provided in the next sentence, if an event of default has occurred and is continuing, the trustee may, or at the written request of holders of not less than 25% in principal amount of the outstanding notes will, declare the entire principal amount of the notes to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable. If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to Embraer Overseas or Embraer, the entire principal amount of the notes will be automatically accelerated, without any declaration or action by the trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the notes under the indenture. If the maturity of the notes is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding notes may cancel the acceleration of the notes, provided that Embraer Overseas or Embraer has paid or deposited with the trustee under the indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the notes, (ii) the principal of any notes which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the notes (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the indenture and all amounts Embraer Overseas or Embraer owe the trustee; and provided, further, that all other defaults with respect to the notes have been cured or waived.

The trustee is not required under the indenture to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Before noteholders bypass the trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the notes, the following must occur:

•         noteholders must give the trustee under the indenture written notice of a continuing event of default;

•         the holders of not less than 25% in principal amount of the outstanding notes must make a written request that the trustee institute proceedings in respect of the event of default;

•         they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•         the trustee must not have taken action for 60 days after the above steps have been taken; and

•         during those 60 days, the holders of a majority in principal amount of the outstanding notes must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the notes.

Under the indenture, noteholders are entitled, however, at any time to bring a lawsuit for the payment of money due on their security on or after its due date and which was not paid in full by Embraer Overseas or Embraer.

Waiver of Default

The holders of not less than a majority in principal amount of the notes may waive any default for the notes, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the notes.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the notes or to waive a default.

Modification and Waiver

The indenture provides several categories of changes that can be made to theindenture and the notes. Such changes may or may not require the consent of the holders, as described below.

Changes Requiring Each Holder’s Approval

The indenture provides that there are changes to that indenture that cannot be made without the approval of each holder of the outstanding notes affected thereby. These types of changes are:

•         a change in the stated maturity for any principal or interest payment on the notes;

•         a reduction in the principal amount, the interest rate, the redemption price for the notes or the principal amount that would be due and payable upon acceleration;

•         a change in the obligation to pay additional amounts;

•         a change in the currency of any payment on the notes;

•         a change in the place of any payment on the notes;

•         an impairment of the holder’s right to sue for payment of any amount due on its notes;

•         a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any note;

•         a change in any provision of the guarantees by Embraer in a manner which would materially and adversely affect the holders; and

•         a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a modification or waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the notes.

Changes Not Requiring Approval

The indenture provides that some changes do not require any approval by holders of notes under that indenture. This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding notes under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees.

Changes Requiring Majority Approval

The indenture provides that other changes to the indenture and the outstanding notes under the indenture must be approved by the holders of a majority in principal amount of the notes affected by the change. The required approval must be given by written consent.

The indenture provides that the same majority approval would be required for Embraer Overseas or Embraer to obtain a waiver of any of its covenants in the indenture. The covenants of Embraer Overseas and Embraer in the indenture include the covenants made by Embraer Overseas and Embraer about mergers and similar transactions and the incurrence of liens on their assets, which are described below under “—Certain Covenants—Mergers and Similar Transactions” and “—Limitation on Liens.” If the holders approve a waiver of a covenant, Embraer Overseas and Embraer will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the notes or the indenture, as it affects any security, that Embraer Overseas and Embraer cannot change without the approval of the holder of that security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Voting Mechanics

Notes will not be considered outstanding and, therefore, will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Notes held by Embraer Overseas, Embraer or their affiliates are not considered outstanding.

Embraer Overseas is generally entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee, and not Embraer Overseas, is entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders, that vote or action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days).

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the notes or request a waiver.

Further Issuances

Embraer Overseas reserves the right to issue, from time to time, without the consent of the holders of the notes, additional notes on terms and conditions substantially identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Book-Entry Ownership, Denomination and Transfer Procedures for the Notes

Embraer Overseas initially issued the notes in global form, which were accepted in DTC's book-entry settlement system. The notes will be deposited with the trustee, as custodian, for the nominee of DTC. The custodian and DTC will electronically record the principal amount of the notes held within the DTC system. Investors may hold such interests directly through DTC if they are participants in DTC or indirectly through organizations that have accounts with DTC.  See "Book-Entry; Delivery and Form."

Regarding the Trustee

The Bank of New York Mellon will serve as the trustee under the indenture. The Bank of New York Mellon may from time to time have other business relationships with Embraer, Embraer Overseas and their Affiliates.

Certain Defined Terms

The following terms have the specified meanings for purposes of the indenture, the notes and the guarantees:

“Indebtedness” means, with respect to any person, any amount payable (whether as a direct obligation or indirectly through a guarantees by such person) pursuant to (i) an agreement or instrument involving or evidencing money borrowed, (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase or (iii) a Capitalized Lease Obligation; provided, however, that, as used in the cross-acceleration provision described in the third bullet point under “Events of Default—What is an Event of Default?”“Indebtedness” will not include any payment made by Embraer on behalf of an Affiliate, upon any Indebtedness of such Affiliate becoming immediately due and payable as a result of a default by such Affiliate, pursuant to a guarantees or similar instrument provided by Embraer in connection with such Indebtedness, provided  that such payment made by Embraer is made within five business days of notice being provided to Embraer that payment is due under such guarantees or similar instrument.

“Affiliate” means, with respect to any specified person, (a) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (b) any other person who is a director or officer (i) of such specified person, (ii) of any subsidiary of such specified person or (iii) of any person described in clause (a) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Capitalized Lease Obligation” means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with IFRS.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates.

“Illegality Event” means an event as a result of which it becomes and continues to be unlawful for Embraer Overseas or Embraer to perform or comply with any one or more of its obligations under the notes, the guarantees or the indenture.

“Significant Subsidiary” means any Subsidiary of Embraer which at the time of determination either (a) had assets which, as of the date of Embraer’s most recent unaudited quarterly or audited annual consolidated balance sheet, constituted at least 10% of Embraer’s total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of Embraer’s most recent unaudited quarterly or audited annual consolidated statement of income which constituted at least 10% of Embraer’s total revenues on a consolidated basis for such period.

“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) Embraer, (b) Embraer and one or more of its Subsidiaries or (c) one or more of its Subsidiaries.

Registration Rights of the Holders of Restricted Notes

Embraer Overseas issued the notes to certain holders of its 6.375% Notes due 2017 and 6.375% Notes due 2020 in reliance on Rule 144A and Regulation S under the Securities Act. On September 16, 2013, Embraer Overseas and Embraer entered into a registration rights agreement with the dealer managers, pursuant to which EmbraerOverseasand Embraer agreed, if and when a shelf registration statement was required, to use our reasonable best efforts to:

•         file the shelf registration statement with the SEC as soon as practicable;

•         cause the shelf registration statement to be declared effective; and

•         keep the shelf registration statement effective until the earliest of (1) the date on which all of the restricted notes covered by the shelf registration statement have been exchanged or disposed of pursuant thereto or (2) the date on which the restricted notes covered by the shelf registration statement cease to be outstanding.

During the period the registration statement is effective, Embraer Overseas and the Embraer agree to:

•         use their reasonable best efforts to keep the shelf registration statement continuously effective until the notes cease to be registrable;

•         supplement or amend the shelf registration statement, the related prospectus and any free writing prospectus if required by the rules, regulations or instructions applicable to the shelf registration statement; and

•         furnish to each holder of restricted notes that are permitted to resell its notes under the shelf registration statement as described below copies of any such supplement or amendment promptly after its being used or filed with the SEC.

The shelf registration statement permits only certain holders to resell their restricted notes from time to time. A noteholder that intends to sellthe notes under the shelf registration statement generally will be required to provide certain information and to make certain representations to Embraer Overseas (including those set forth in a notice and questionnaire form that will need to be completed and signed by such holder in accordance with the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations). Embraer Overseas or Embraer may also give notice to suspend the disposition of the restricted notes pursuant to the shelf registration statement, provided however, that in such circumstances Embraer Overseas and Embraer will extend the period during which such shelf registration statement will be maintained effective. Embraer Overseas and Embraer may give any such notice only twice during any 365−day period and any such suspensions shall not exceed 45 days in any 3−month period or 90 days in any 12−month period for each such suspension, and there shall not be more than two suspensions in effect during any 365−day period.

Embraer Overseas and Embraer have agreed to cooperate with the noteholders and facilitate the timely preparation and delivery of certificates representing the notes to be sold and not bearing any restrictive legends and enable such notes to be issued in such denomination and registered in such names (consistent with the provisions in the Indenture) as such holders may reasonably request.

Additional Interest

If a registration default (as defined below) occurs, we will be required to pay additional interest to each holder of restricted  notes. During the first 90−day period that a registration default occurs, we will pay additional interest on the notes equal to 0.25% per annum, which will increase by an additional 0.25% per annum during each subsequent 90−day period, up to a maximum of 0.50% per annum, until each registration default has been cured. Such additional interest will accrue only for those days that a registration default occurs and is continuing. Following the cure of all registration defaults, no more additional interest will accrue. You will not be entitled to receive any additional interest if noteholders fail to comply with their obligations to make certain representations or provide certain information as required in the registration rights agreement.

Following the effective date of this registration statement, a“registration default”may occur only if this registration statement ceases to be effective or the prospectus contained herein ceases to be usable, in each case whether or not permitted by the registration rights agreement, at any time during the shelf effectiveness period (as defined below), and such failure to remain effective or usable exists for more than 45 days (whether or not consecutive) in any 3-month period or 90 days (whether or not consecutive) in any 12-month period. The "shelf effectiveness period" means the period following the effective date of this registration statement until the earlier of the following has occurred: (a) when notes have  been  disposed of pursuant to the registration statement; or (b) when the notes cease to be outstanding.

Denomination and Registration

The notes have been issued in fully registered form, without coupons, in denominations of US$2,000 principal amount and whole multiples of  US$1,000 in excess thereof. As of the date of this prospectus, US$540,518,000 aggregate principal amount of the restricted notes are outstanding.

Until this registration statement becomes effective and the holders of restricted notes resell the notes under such registration statement, the notes will continue to be subject to certain restrictions on transfer set forth on the notes and in the indenture, and certificates evidencing the notes.  The notes will be issued under and be entitled to the benefits of the indenture, dated as of September 16, 2013, among Embraer Overseas, as issuer, Embraer, as guarantor, and the Bank of New York Mellon, as trustee. Once the notes become registered under the Securities Act and the holders of the restricted notes comply with the terms of the indenture, the certificates for the notes will no longer bear legends restricting their transfer.

We will pay all charges and expenses, other than certain applicable taxes, in connection with the registration.

BOOK-ENTRY; DELIVERY AND FORM

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Banking set forth below are provided solely as a matter of convenience.  These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time.  None of Embraer Overseas, Embraer or the exchange agent takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

•         a limited purpose trust company organized under the laws of the State of New York;

•         a “banking organization” within the meaning of the New York Banking Law;

•         a member of the Federal Reserve System;

•         a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•         a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates.  DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and some other organizations.  Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly.  Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

Embraer Overseas and Embraer expect that pursuant to procedures established by DTC, ownership of the notes will continue to be shown on, and the transfer of ownership of the notes will continue to be effective only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form.  Accordingly, the ability to transfer interests in the notes represented by a global senior note to these persons may be limited.  In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in senior notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the senior notes represented by the global note for all purposes under the indenture.  Except as provided below, owners of beneficial interests in a global note:

•         will not be entitled to have senior notes represented by the global note registered in their names;

•         will not receive or be entitled to receive physical delivery of certificated senior notes; and

•         will not be considered the owners or holders of the senior notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of senior notes under the indenture or the global senior note. Weunderstand that under existing industry practice, if Embraer Overseas or Embraer requests any action of holders of senior notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders.  None of Embraer Overseas, Embraer or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of senior notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the senior notes.

Payments with respect to the principal of a premium, if any, and interest (including additional interest, if any, on the unregistered senior notes) on any senior notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those senior notes under the indenture.  Under the terms of the indenture, Embraer Overseas, Embraer and the trustee may treat the persons in whose names the senior notes, including the global notes, are registered as the owners of the senior notes for the purpose of receiving payment on the senior notes and for any and all other purposes whatsoever.  Accordingly, none of Embraer Overseas, Embraer or the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest.  Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.  Transfers between participants in Euroclear or Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the senior notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary.  These cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines, Brussels times, of that system.  If the transaction meets its settlement requirements, Euroclear or Clearstream Banking, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking.

Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a global note from a participant in DTC, will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream Banking, immediately following the settlement date of DTC.  Cash received in Euroclear or Clearstream Banking as a result of sales of interest in a global note by or through a Euroclear or Clearstream banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC’s settlement date.

Although DTC, Euroclear and Clearstream Banking have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time.  None of Embraer Overseas, Embraer or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Note

If:

•         DTC notifies Embraer Overseas that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation;

•         Embraer Overseas or Embraer, at its option, notifies the trustee in writing that it elects to cause the issuance of senior notes in definitive form under the indenture; or

•         upon the occurrence of some other events as provided in the indenture;

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes.  Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered thereto.

None of Embraer Overseas, Embraer or the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

TAXATION

The following discussion, subject to the limitations set forth below, describes material Cayman Islands, Brazilian and United States tax considerations relating to your ownership and disposition of notes.  This discussion does not purport to be a complete analysis of all tax considerations in the Cayman Islands, Brazil and the United States and does not address tax treatment of holders of notes under the laws of other countries.  Holders of notes who are resident in countries other than the Cayman Islands, Brazil and the United States along with holders that are resident in those countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them.

Cayman Islands Taxation

Subject to the limitations and assumptions below, in the opinion of Travers Thorp Alberga, Cayman Islands counsel to Embraer Overseas, the following are the material Cayman Islands tax considerations in respect of the notes and the issue, sale, redemption and/or registration thereof.

Embraer Overseas received from the Governor in Cabinet of the Cayman Islands an undertaking pursuant to the Tax Concessions Law (2011 Revision) of the Cayman Islands dated October 17, 2006 to the effect that, for a period of 20 years from the date of such undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Issuer or its operations and no such tax or tax in the nature of estate duty or inheritance tax shall be payable on the shares, debentures or other obligations of the Issuer.

The Issuer has been advised by Travers Thorp Alberga, Cayman Islands counsel to Embraer Overseas, that under existing Cayman Islands laws:

1.     Payments in respect of the notes and guarantees will not be subject to taxation in the Cayman Islands and no withholding will be required on such payments to any holder of the notes and gains derived from sale of the notes will not be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income tax or taxation in the nature of a withholding tax, corporate or capital tax and no estate duty, inheritance tax or gift tax; and

2.     No capital or stamp duties are levied in the Cayman Islands on the issue, sale,  redemption or registration of the notes. There is no applicable tax treaty between the United States and Cayman Islands.

However, holders whose notes are brought into the Cayman Islands may in certain circumstances be liable to pay stamp duty imposed under the laws of the Cayman Islands in respect of the notes and an instrument transferring title to a security which is in registered form would, if brought into or executed in the Cayman Islands, be subject to Cayman Islands stamp duty. Cayman Islands stamp duty of a nominal amount would also be payable in the event that documentation relating to the guarantees were brought into or executed in the Cayman Islands.

Brazilian Taxation

Subject to the limitations and assumptions below, in the opinion of Bocater, Camargo, Costa & Silva Advogados, Brazilian counsel to Embraer Overseas and Embraer, the following are the materialBrazilian tax aspects of the notes applicable to an individual, entity, trust or organization, resident or domiciled outside Brazil for tax purposes (“Non-Brazilian Holder”).

Generally, any capital gains generated outside Brazil as a result of a transaction between two non-residents of Brazil with assets not located in Brazil are not directly subject to tax in Brazil. On the other hand, when the assets are located in Brazil, such capital gains are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003.

Since the notes  will be issued abroad,we believe that the notes  would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833. However, we cannot assure prospective Non-Brazilian Holders that such interpretation of Law No. 10,833 will prevail in the courts of Brazil.

As a rule, a Non-Brazilian Holder is taxed in Brazil when income is derived from Brazilian sources or gains are realized on the disposition of assets located in Brazil. Because Embraer Overseas is considered for tax purposesas domiciled abroad, payments of interest or principal under the notes made by Embraer Overseas to a Non Brazilian Holder are not subject to withholding taxes in Brazil, as long as such payments are made with funds heldby such entity abroad.

In case the courts determine that the notes  are considered assets located in Brazil, gains recognized by a Non-Brazilian Holder from the sale or other disposition of the notes  will be subject to income tax in Brazil at a rate of 15%, or 25% if the Non-Brazilian Holder is located in a country or location which does not impose income tax or which imposes it at a maximum rate lower than 20% (“Low or Nil Tax Jurisdiction”).

Additionally, on June 24, 2008, Law No. 11,727 introduced the concept of “privileged tax regime,” considered as such the tax regime that (i) does not tax income or taxes it at a maximum rate lower than 20%; (ii) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or dependency or (b) contingent to the non-exercise of a substantial economic activity in the country or dependency; or (iii) does not tax or that taxes the income generated abroad at a maximum rate lower than 20%; or (iv) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out. In principle, the best interpretation of Law No. 11,727/08 leads us to conclude that the conceptof “privileged tax regime” should be solely applied for purposes of transfer pricing rules in export and import transactions. However, due to the lack of precedents, we are unable to ascertain whether or not the privileged tax regime concept will be extended to the concept of Low or Nil Tax Jurisdiction for other purposes by the Brazilian tax authorities.

Generally, payments of income made by Brazilian residents are subject to income tax withheld at source, at a variable rate depending on the nature of the payment and the location of the beneficiary, at a maximum of 25%. Thus, if Embraer, as guarantor of the notes, has to make any payments of interest under the notes, such payments will be taxed at a rate not exceeding 25%.

There is some uncertainty regarding the applicable tax treatment to payments of the principal amount by Embraer, as Guarantor, to Non-Brazilian Holders. Although the argument that such payments made by Embraer do not convert the nature of the payment from principal into taxable income, there are no precedents from Brazilian courts endorsing that position and it is not possible to assure that such argument would prevail in court.

In addition, conversion of Brazilian currency into foreign currency, as well as the conversion of foreign currency into Brazilian currency, are subject to the Tax on Foreign Exchange Transactions (“IOF/Exchange”). Currently, the applicable rate of IOF/Exchange for most foreign exchange transaction is 0.38%, although other rates which vary from zero per cent to 6.00% may be applicable to particular transactions. In any case, the Brazilian federal government may increase, at any time, such rate up to 25%, but only with respect to future transactions.

Generally, there is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

Certain U.S. Federal Income Tax Considerations

The following discussion summarizes the anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. It applies only to U.S. Holders (as defined below) that acquire notes in this offering and hold the notes as capital assets (generally, property held for investment purposes). This section does not apply to holders subject to special rules, including brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, banks, thrifts and other financial institutions, persons liable for alternative minimum tax, persons that hold an interest in an entity that holds the notes, persons that hold the notes as part of a hedging, integration, conversion or constructive sale transaction or a straddle, or persons whose functional currency is not the U.S. dollar.

This discussion does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances. Furthermore, it does not address any aspect of foreign, state, local or estate or gift taxation. Each prospective investor should consult its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of the notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, administrative pronouncements of the Internal Revenue Service (the “IRS”), existing and proposed U.S. Treasury regulations, and published rulings and court decisions, all as in effect as of the date hereof, and any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” is a beneficial owner of the notes who, for U.S. federal income tax purposes, is a citizen or individual resident of the United States, a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, or any State thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership or other pass-through entity holds the notes, the U.S. federal income tax treatment of a partner, beneficiary, or other stakeholder will generally depend on the status of that person and the tax treatment of the pass-through entity. A partner, beneficiary, or other stakeholder in a pass-through entity holding the notes should consult its own tax adviser with regard to the U.S. federal income tax treatment of its investment in the notes.

Payments of Interest

Interest on the notes (including any Additional Amounts and taxes withheld on payments) will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for tax purposes.  Interest on the notes will be treated as foreign-source income for U.S. foreign tax credit purposes and generally should constitute “passive category income” or, in the case of certain U.S. Holders, “general category income.”  The rules governing the foreign tax credit are complex.  U.S. Holders should consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

(i)                  Bond Premium

A U.S. Holder that purchases a note for an amount in excess of its principal amount may elect to treat the excess as "amortizable bond premium," in which case the amount required to be included in the U.S. Holder's income each year with respect to interest on the note will be reduced by the amount of amortizable bond premium allocable (based on the note's yield to maturity) to that year.  Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS.

(ii)                Market Discount

A note will generally be treated as purchased at a market discount (a "Market Discount Note") if the note's principal amount exceeds the amount for which the U.S. Holder purchased the note by at least 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years to the note's maturity.  If this excess is not sufficient to cause the note to be a Market Discount Note, then the excess constitutes "de minimis market discount."

Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that the gain does not exceed the accrued market discount on the note.  Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the note.  This election shall apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies.  This election may not be revoked without the consent of the IRS.  A U.S. Holder of a Market Discount Note that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings incurred to purchase or carry a Market Discount Note that is in excess of the interest on the note includible in the U.S. Holder's income, to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the Market Discount Note was held by the U.S. Holder.

Market discount will accrue on a straight-line basis unless the U.S. Holder elects to accrue the market discount on a constant-yield method.  This election applies only to the Market Discount Note with respect to which it is made and is irrevocable.

Because of the complexity and variety of special rules relating to the treatment of market discount and bond premiums, prospective purchasers should consult their own tax advisers concerning the tax consequences of purchasing the notes at a discount or a premium from the note's principal amount.

Purchase, Sale or other Disposition of the Notes

A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note in an amount equal to the difference, if any, between the amount realized upon the sale, exchange, redemption or other taxable disposition (reduced by any amounts attributable to accrued but unpaid interest, which will be treated as interest as described above under “Payments of Interest”) and the U.S. Holder’s adjusted tax basis in the note.  A U.S. Holder's tax basis in a note will generally be its cost increased by the amount of any market discount included in the U.S. Holder's income with respect to the note and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note.

Except as discussed above under “Market Discount,” any gain or loss that a U.S. Holder recognizes on a disposition of a note will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Long-term capital gain of U.S. Holders may be eligible for reduced rates of taxation. Such gain or loss will generally be treated as U.S. source income or loss for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses may be limited.

Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders may be required to disclose information relating to an interest in the notes, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax returns for each year in which they held an interest in the notes.  U.S. Holders are urged to consult their own tax advisers regarding information reporting requirements relating to their ownership of the notes.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes by this prospectus. The notes offered by this prospectus may be sold from time to time to purchasers:

•         directly by the selling noteholders, or

•         through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the sellingnoteholders or the purchasers of the notes offered by this prospectus.

The aggregate proceeds to the selling noteholders from the sale of the notes offered by this prospectus will be the purchase price paid for the notes, less discounts and commissions, if any. The selling noteholders reserve the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of notes to be made directly or through agents.

Application may be made to list the notes on the NYSE if requested by a majority of the holders of the restricted notes pursuant to the terms of a registration rights agreement.  We cannot assure you, however, that this application will be accepted. Currently, there is no public market for the notes. No assurance can be given as to the development of liquidity or any public trading market for the notes. See “Risk Factors” on page 6 of this prospectus.

The selling noteholders and any such broker−dealers or agents who participate in the distribution of the notes offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. As a result, any profits on the sale of suchsecurities by the selling noteholders and any discounts, commissions or concessions received by any such broker−dealers or agents might be deemed tobe underwriting discounts and commissions under the Securities Act. If the selling noteholders are deemed to be underwriters, the selling noteholdersmay be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b−5 underthe Exchange Act. If the selling noteholders are deemed to be underwriters, the selling noteholders will also be subject to the prospectus deliveryrequirements of the Securities Act.

If the notes are sold through underwriters or broker-dealers, the selling noteholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes may be sold in one or more transactions at:

•         fixed prices,

•         prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

•         varying prices determined at the time of sale, or

•         negotiated prices.

These sales may be effected in transactions:

•         on any national securities exchange or quotation service on which the notes may be listed or quoted at the time of the sale, including the NYSE,

•         in the over-the-counter market,

•         in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

•         through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes offered by this prospectus or otherwise, the sellingnoteholders may enter into hedging transactions with broker−dealers. These broker−dealers may in turn engage in short sales of the notes in the course of hedgingtheir positions. The selling noteholders may also sell the notes short and deliver notes  to close out shortpositions, or loan or pledge notes and common shares to broker−dealers that in turn may sell the notes.

To our knowledge, there are currently no plans, arrangements or understandings between the selling noteholders and any underwriter, broker−dealer or agent regarding the sale of the notes offered hereby. The selling noteholders might not sell any or all of the notes offered by it using this prospectus. The selling noteholders might instead transfer, devise or gift any such securities by other meansnot described in this prospectus, including pursuant to one or more transactions exempt from registration under the Securities Act, if available. In addition, the notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 orRule 144A rather than pursuant to this prospectus.

Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for restricted notes where such restricted notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, until 180 days after the date of this prospectus, all dealers effecting transactions in the notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of notes by broker-dealers.  Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange note.  Any broker-dealer that resells notes that were received by it for its own account pursuant to the notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The selling noteholders and any other person participating in a distribution of the notes offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes by the selling noteholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of anyperson engaged in the distribution of the notes to engage in market−making activities with respect to the particular notesbeing distributed for a period of time before the commencement of such distribution. This may affect the marketability of the notes and the ability of any person or entity to engage in market−making activities with respect to the notes.

We have agreed to pay substantially all of the expenses incidental to the registration of the notes to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

ENFORCEMENT OF CIVIL LIABILITIES

Cayman Islands

Embraer Overseas has been advised by its Cayman Islands counsel, Travers Thorp Alberga, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court having jurisdiction over a defendant according to Cayman Islands conflict of law rules. To be so enforced,  the foreign judgment must be final and conclusive and for a liquidated sum not in respect of taxes or a fine or penalty or similar fiscal or revenue obligations or of a kind inconsistent with a Cayman Islands judgment in respect of the same matters or obtained in a manner, and is not of a kind the enforcement of which is contrary to natural justice, statute or the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will:

•  recognize or enforce judgments of United States courts based on the civil liability provisions of the securities laws of the United States or any state thereof; or

•  in original actions brought in the Cayman Islands, impose liabilities upon the civil liability provisions of the securities laws of the United States or any state thereof, in each case, on the grounds that such provisions are penal in nature.

A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere. Embraer Overseas has appointed National Registered Agents, Inc. as its agent for service of process.

Brazil

We are a corporation organized under the laws of Brazil. Substantially all of our directors and officers, and some of the advisors and independent accountants named herein, reside in Brazil or elsewhere outside the United States, and all or a significant portion of our assets and the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process upon us and these persons within the United States or other jurisdictions outside Brazil or to enforce against us or them judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

We have been advised by Márcia Sato Davoli de Araújo, our Associate General Counsel, that a final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the securities would be recognized in the courts of Brazil, and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Brazilian Superior Court of Justice (Superior Tribunal de  Justiça). This ratification is available only if:

•         the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

•         the judgment was issued by a competent court after proper service of process on the parties, which service of process, if made in Brazil,must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•         the judgment is not subject to appeal;

•         the judgment was authenticated by a Brazilian consulate in the State of New York;

•         the judgment was translated into Portuguese by a certified sworn translator; and

•         the judgment is not against Brazilian public policy, good morals or national sovereignty.

In addition:

•         civil actions may be brought before Brazilian courts in connection with the prospectus  based on the federal securities laws of the United States and that Brazilian courts may enforce such liabilities in such actions against us (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action);

•         the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian bankruptcy, insolvency, liquidation, reorganization or similar laws; and

•         a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of the suit in Brazil must post a bond to cover legal fees and court expenses of the defendant, should there be no real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the securities.

EXPENSES

The following are the expenses incurred in connection with the issuance and distribution of the notes being registered under the registration statement of which this prospectus forms a part. We will be responsible for the expenses of the offering listed below. All amounts are estimates, except the registration fee.

SEC registration fees	U.S.$69,619
Printing expenses	*
Legal fees and expenses	*
Accountants’ fees and expenses	U.S.$283,609
Miscellaneous costs	*
Total	U.S.$*

* Estimated expenses (other than sec registration fee) are presently not known.

LEGAL MATTERS

The validity of the notes offered and sold in this offering, and certain matters of U.S. federal income tax will be passed upon for Embraer Overseas and Embraer by Skadden, Arps, Slate, Meagher & Flom LLP.  Certain matters of Brazilian law relating to the notes and the guarantees, and Brazilian tax will be passed upon by Bocater, Camargo, Costa e Silva—Advogados, Brazilian counsel for Embraer Overseas and Embraer.  Certain matters of Cayman Islands law and Cayman Islands tax, will be passed upon for Embraer Overseas by Travers Thorp Alberga, Cayman Islands, Cayman Islands counsel for Embraer Overseas and Embraer.

EXPERTS

The consolidated financial statements of Embraer S.A. as of December 31, 2013 and 2012, and for the years  then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013  have been incorporated by reference herein in reliance upon the report of KPMG Auditores Independentes, independent registered public accounting firm, incorporated by referenceherein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of income, of comprehensive income, of shareholders’ equity and of cash flows of Embraer S.A. for the year ended December 31, 2011, incorporated in this prospectus by reference to the 2013 Form 20-F have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Neither the laws of Brazil nor the registrant’s bylaws or other constitutive documents provide for indemnification of directors or officers.

The registrant maintains liability insurance covering all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay (and for which they are not indemnified by the registrant) as a result of a written request for indemnification of financial losses or of any civil, criminal or formal administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the registrant.

This liability insurance also covers all payments made by the registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

Item 9.  Exhibits

See the index to the exhibits following the signature pages hereto.

Item 17.  Undertakings

(a)           The undersigned hereby undertakes:

(1)           To file during any period in which offers or sales are being made, a post-effective amendment to thisregistration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effectiveamendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registeredwhich remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to the registration statement to include any financial statements requiredby Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-4, a post-effective amendment need not be filed to include financial statements and information required bySection 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)           The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests.  The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)           The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 on Form F-3 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Josédos Campos, State of São Paulo, Brazil, on June 24 , 2014.

EMBRAER OVERSEAS LIMITED

By:   /s/José Antonio de Almeida Filippo
          Name: José Antonio de Almeida Filippo
          Title: Director

By:   /s/ Marcio de Almeida Libanio
          Name: Marcio de Almeida Libanio
          Title: Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 on Form F-3 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Josédos Campos, State of São Paulo, Brazil, on June 24, 2014.

EMBRAER S.A.

By:   /s/ Frederico Pinheiro Fleury Curado
          Name:    Frederico Pinheiro Fleury Curado
          Title:       Chairman, President and Chief
                          Executive Officer

By:   /s/ José Antonio de Almeida Filippo
          Name:    José Antonio de Almeida Filippo
          Title:       Executive Vice-President Corporate
                          and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 on Form F-3 to the Registration Statement on Form F-4 has been signed by the following persons in the capacities indicated on June 24, 2014 in the capacities indicated:

Name	Title
/s/ Alexandre Gonçalves Silva* Frederico Pinheiro Fleury Curado	Chairman of Board of Directors
/S/ Sérgio Eraldo De Salles Pinto* Sérgio Eraldo De Salles Pinto	Vice-Chairman of Board of Directors
/s/ Antonio Franciscangelis Neto* Antonio Franciscangelis Neto	Director
/s/ Arno Hugo Augustin Filho* Arno Hugo Augustin Filho	Director
/s/ Ernani de Almeida Ribeiro Junior* Ernani de Almeida Ribeiro Junior	Director
/s/ Israel Vainboim* Israel Vainboim	Director
/s/ João Cox Neto* João Cox Neto	Director
/s/ Josué Christiano Gomes da Silva* Josué Christiano Gomes da Silva	Director
/s/ Samir Zraick* Samir Zraick	Director
/s/ Paulo Roberto de Oliveira* Paulo Roberto	Director
/s/ Vitor Paulo Camargo Gonçalves* Vitor Paulo Camargo Gonçalves	Director
/s/ Frederico Pinheiro Fleury Curado* Frederico Pinheiro Fleury Curado	President & CEO
/s/ José Antonio de Almeida Filippo José Antonio de Almeida Filippo	Executive Vice-President & CFO (principal accounting officer)

*By:/s/José Antonio de Almeida Filippo
Name: José Antonio de Almeida Filippo
Title: Attorney-in-fact for persons indicated

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the registrant in the United States, in the State of Delaware, United States of America, on this 24th day of June, 2014.

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi

EXHIBIT INDEX

Exhibit Number	Description
4.1

Indenture, dated as of September 16, 2013, among Embraer Overseas Limited, Embraer S.A. and The Bank of New York Mellon, as Trustee, Registrar, Transfer Agent, and Principal Paying Agent, incorporated herein by reference from Exhibit 2.7 to Embraer’s 2013 Form 20-F

4.2*

Form of First Supplemental Indenture including the Form of Global Note, to be executed on or prior to June 27, 2014, among Embraer Overseas Limited, Embraer S.A. and The Bank of New York Mellon, as Trustee, Registrar, Transfer Agent, and Principal Paying Agent.

4.3

Registration Rights Agreement, dated as of September 16, 2013, among Embraer Overseas Limited, Embraer S.A. and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers, incorporated herein by reference from Exhibit 2.8 to Embraer’s 2013 Form 20-F

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the notes
5.2*	Opinion of Bocater, Camargo, Costa e Silva—Advogados with respect to the notes
5.3*	Opinion of Travers Thorp Alberga with respect to the notes
8.1*	Opinion of Bocater, Carnargo, Costa e Silva-—Advogados regarding certain Brazil tax matters
8.2*	Opinion of Travers Thorp Alberga regarding certain Cayman Island tax matters
23.1*	Consent of KPMG Auditores Independentes
23.2*	Consent of PricewaterhouseCoopers Auditores Independentes
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in their opinion filed as Exhibit 5.1)
23.4	Consent of Bocater, Camargo, Costa e Silva—Advogados (contained in their opinion filed as Exhibit 5.2)
23.5	Consent of Travers Thorp Alberga (contained in their opinion filed as Exhibit 5.3)
24**	Power of Attorney (included on signature pages)
25**	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1

* filed herein

** previously filed